Exhibit 5.1

                   Ballard Spahr Andrews & Ingersoll, LLP
                                 Suite 1900
                           300 East Lombard Street
                       Baltimore, Maryland 21202-3268
                               (410) 528-5600
                           Fax (410) 528-5650/5651



                               August 11, 1998



Glimcher Realty Trust
20 South Third Street
Columbus, Ohio 43215

               Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have served as Maryland counsel to Glimcher Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the possible offer and sale from time to time of (i) up to 2,977,798 common shares (the "Exchange Shares") of beneficial interest, par value $.01 per share, of the Company ("Common Shares"), by certain holders thereof, if and to the extent that the Company elects to issue such shares to certain holders (the "Unitholders") of up to 2,977,798 Units of limited partnership interest ("OP Units") of Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), upon the redemption of OP Units and (ii) up to 14,374 restricted Common Shares (the "Restricted Shares" and, together with the Exchange Shares, the "Shares") by certain holders thereof (the "Restricted Shareholders" and, together with the Unitholders, the "Selling Shareholders") issued in connection with (a) the acquisition and development of a shopping center and (b) the employment of an executive officer of the Company. The OP Units were issued (i) in connection with the initial public offering of the Company on January 19, 1994, (ii) in connection with the acquisition of certain shopping centers and (iii) in exchange for property contributed to the Operating Partnership on which it intends to develop a shopping center. The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

          1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

          2. The Declaration of Trust of the Company (the "Declaration"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

          3. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

          4. The Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), certified as of the date hereof by an officer of the Company;

          5. The form of certificate evidencing a Common Share, certified as of the date hereof by an officer of the Company;

          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

          7. A certificate executed by George A. Schmidt, the Senior Vice President, Secretary, and General Counsel of the Company, dated as of the date hereof; and

          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

          4. Any Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of the Documents, by action or omission of the parties or otherwise.

          5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Declaration.

          6. The issuance and certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Trustees of the Company, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Declaration and the Bylaws (with such approval referred to herein as the "Trust Proceedings").

          The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. Upon completion of the Trust Proceedings and upon the due execution, countersignature and delivery of certificates evidencing the Shares, the Shares will be (assuming that, upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue) duly authorized and, when and if delivered in accordance with the Resolutions and the Partnership Agreement, validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Company) without, in each instance, our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                    Very truly yours,

                    /s/ Ballard Spahr Andrews & Ingersoll, LLP